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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Prometheus Senior Quarters LLC (FN1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


c/o Lazard Freres Real Estate Investors L.L.C.
    30 Rockefeller Plaza, 63rd Floor
--------------------------------------------------------------------------------
                                    (Street)


New York               New York                 10020
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


September 30, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol


Kapson Senior Quarters Corp. (KPSQ)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7.    Individual or Joint/Group Filing
      (Check Applicable Lines)
[   ] Form Filed by One Reporting Person
[ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

1 This Form 3 is also filed on behalf of Lazard Freres Real Estate Investors L.L.C.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instructions 5(b)(v).



FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                                 Amount         sion or        Direct      6. Nature of
                         ----------------------                              or             Exercise       (D) or         Indirect
                         Date       Expira-                                  Number         Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                     of             Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                    Shares         Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Purchase)  9/30/97    9/30/98          Common Stock, $0.1 par  3,849,999      $16.00         D and I(FN2)  See
                                                     value per share                                                      footnote 2
                                                                                                                          below.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:


Prometheus Senior Quarters LLC
By: Lazard Freres Real Estate Investors L.L.C


By: /s/ Robert P. Freeman     October 10, 1997
    ---------------------
     Robert P. Freeman
     President


Lazard Freres Real Estate Investors L.L.C.


By: /s/ Robert P. Freeman     October 10, 1997
    ---------------------
    Robert P. Freeman
    President


Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

2 Prometheus Senior Quarters LLC is the direct beneficial owner of the Stock Option. Lazard Freres Real Estate Investors L.L.C., as the sole member of Prometheus Senior Quarters LLC, may be deemed beneficial owner of the Stock Option owned by Prometheus Senior Quarters LLC. However, this Form 3 shall not be deemed an admission that Lazard Freres Real Estate Investors L.L.C. is the beneficial owner of the Stock Option covered by this statement.


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.